Exhibit 10.23

Description of Arrangement for Directors Fees

Except as set forth below, the following sets forth the amount of fees payable to outside directors of NBT Bancorp for their services as Directors in fiscal year 2011:

Event	Fee

Annual retainer	Cash (Chairman) - $50,000
Cash (Member) - $20,000
Cash (Chair) Audit and Risk Management Committee - $10,000
Cash (Chairs) Other Committees - $7,500
Restricted Stock (Member) - $20,000
Restricted Stock (Chairman) - $50,000

Board meeting attended	Cash (Member) - $1,000 per meeting
Cash (Chairman) - $1,000 per meeting

Telephonic board meeting	Cash (Member) - $1,000 per meeting
Cash (Chairman) - $1,000 per meeting

Committee meeting attended *	Cash (Member) - $600 per meeting
Cash (Chairman) - $600 per meeting

Telephonic committee meeting *	Cash (Member) - $600 per meeting
Cash (Chairman) - $600 per meeting

* Audit and Risk Management Committee members and Chairman receive $750 per meeting attended.